GORDON & SILVER, LTD

                                  ATTORNEYS AT LAW

                                     NINTH FLOOR
                             3960 HOWARD HUGHES PARKWAY
                            LAS VEGAS, NEVADA 89109-5978

                                   (702) 796-5555
                                 FAX (702) 369-2666


                                   August 8, 2002


Board of Directors
Riviera Holdings Corporation
2901 Las Vegas Boulevard South
Las Vegas, NV  89109

         Re:Riviera Holdings Corporation/Registration Statement on Form S-4

Gentlemen:

         We have acted as special counsel to Riviera Holdings Corporation, a Nevada corporation (the "Company"); Riviera Operating Corporation, a Nevada corporation ("ROC"); Riviera Gaming Management, Inc., a Nevada corporation ("RGM"); Riviera Black Hawk, Inc., a Colorado corporation ("RBH"); and Riviera Gaming Management of Colorado, Inc., a Colorado corporation ("RGMC" and together with ROC, RGM and RBH, the "Guarantors" and together with the Company, ROC, RGM and RBH, the "Obligors") in connection with the filing of a Registration Statement on Form S-4, together with amendments thereto (collectively, the "Registration Statement"), with the Securities and Exchange Commission for the purpose of registering $215 million aggregate principal amount of the Company's Series B 11% Senior Secured Notes due 2010 (the "New Notes") and guarantees of the New Notes by the Guarantors (the "Guarantees") under the Securities Act of 1933, as amended (the "Act"). The New Notes are to be issued in exchange for an equal aggregate principal amount of the Company's outstanding Series A 11% Senior Secured Notes due 2010 (the "Existing Notes") pursuant to a Registration Rights Agreement, dated as of June 26, 2002, among the Obligors and Jefferies & Company, Inc. The New Notes and the Guarantees are to be issued pursuant to an Indenture, dated as of June 26, 2002 (the "Indenture"), among the Obligors and The Bank of New York, as trustee (the "Trustee"). The Indenture is to be qualified under the Trust Indenture Act of 1939, as amended (the "TIA").

         For the purpose of rendering our opinions herein, we have examined and relied on (i) such certificates, records, documents and agreements of the Obligors as we considered appropriate including, without limitation, the Obligors' respective articles of incorporation as certified by the Secretary of State of the State of Nevada (with respect to the Company, ROC and RGM) or the Secretary of State of the State of Colorado (with respect to RBH and RGMC), bylaws and resolutions of the respective boards of directors of the Obligors, all of the foregoing of which have been certified by the Secretary of the

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Obligors;  (ii) the Indenture;  and (iii) the form of the Series B Note included as an exhibit to the Indenture.

         We have assumed the (A) authenticity of all documents submitted to us as originals; (B) genuineness of all signatures on documents submitted to us;
(C) legal capacity of natural persons; (D) accuracy and completeness of all corporate records made available to us by the Obligors; (E) due authorization, execution and delivery of the Indenture by the respective parties thereto and the legal, valid and binding effect of the Indenture; (F) veracity on the date of this letter of the certificates, records, documents and other instruments furnished to us by the Obligors or public officials even though they may have been signed or issued on an earlier date and, with your permission, we have not necessarily independently verified the statements made therein nor have we investigated the basis for any representations or warranties contained therein; and (G) conformity to the originals of all documents submitted to us as copies. We have also assumed there will be no changes in applicable law between the date of this letter and the date of the events which are the subject of this letter.

         Based  upon  and  subject  to  the  assumptions,   qualifications   and
limitations set forth herein, we are of the opinion that:

         1.   The New Notes have been duly authorized by the Company.

         2.   The Guarantees have been duly authorized by the Guarantors.

         3. When the (i) Registration Statement has been declared effective by the Securities and Exchange Commission, (ii) requisite approvals or waivers of the Gaming Authorities (as defined in the Indenture) have been obtained for the Company's offer and sale of the New Notes, the Guarantors' offer and issuance of the Guarantees, and the related transactions and events, (iii) Indenture has been duly qualified under the TIA, and (iv) New Notes have been duly executed by the Company, duly authenticated by the Trustee in accordance with the Indenture, and issued and delivered in exchange for the Existing Notes in accordance with the terms set forth in the prospectus included in the Registration Statement, then upon the occurrence of all of the foregoing, the New Notes will be valid and binding obligations of the Company and the Guarantees will be valid and binding obligations of the Guarantors.

         The  foregoing  opinions  are limited by, and subject to the effect of,
(a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, preferential transfer or similar laws relating to, or affecting, the rights and remedies of creditors generally; (b) general

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principles of equity,  including concepts of materiality,  reasonableness,  good faith and fair dealing, the possible unavailability of specific performance, the non-enforceability of waivers of certain rights or defenses, penalty provisions or choice of law provisions, whether enforcement is considered in proceedings in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; (c) usury or similar laws; and (d) laws or policies
relating  to  the   non-enforceability   of   indemnification   or  contribution
provisions, as to which we express no opinion.

         We are licensed to practice law in the State of Nevada and the opinions set forth herein are expressly limited to the laws of the State of Nevada. No opinion is given or implied regarding the laws of any jurisdiction other than the State of Nevada as currently in effect.

         This letter is being delivered to the Company in connection with the filing of the Registration Statement and may not be used or relied upon for any other purpose.

         We hereby  consent to the  inclusion of this opinion  letter in Exhibit
5.1 to the Registration Statement and the reference to Gordon & Silver, Ltd. in the Registration Statement under the caption "Legal Matters." In giving this consent, we do not admit that we come within the category of persons whose consent is required by the Act or the rules and regulations promulgated thereunder.

                                                     Very truly yours,



                                                     GORDON & SILVER, LTD.